EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
LG Holdings Corporation

We hereby consent to the inclusion in the foregoing Form 8-K of LG Holding Corporation dated July 24, 2009 of our report dated July 20, 2009 with respect to our audit of the financial statements of Mikojo Incorporated as of June 30, 2008 and the related statements of operations and other comprehensive income, changes in stockholders' equity and cash flows for the period from inception (August 7, 2007) to June 30, 2008.

Partiz & Company, P.A.

Partiz & Company, P.A.
Certified Public Accountants

Hackensack, New Jersey
July 20, 2009